THE ANDERSONS RAIL OPERATING I LLC,

and

THE ANDERSONS, INC.,

as the Manager

______________________________

Management Agreement

______________________________

Dated as of December 29, 2005

Management Agreement, dated as of December 29, 2005 (this “Agreement”), by and between THE ANDERSONS RAIL OPERATING I LLC, a Delaware limited liability company (“Company”), and THE ANDERSONS, INC. (“The Andersons”), an Ohio corporation, as the manager (the “Manager”), for the benefit of the Agent and the Lenders (as defined herein).

Preliminary Statement

The Company is entering into a Term Loan Agreement, dated as of December 29, 2005 (as amended or supplemented from time to time, the “Loan Agreement”), among the Company, the financial institutions or entities from time to time parties thereto (the “Lenders”) and Siemens Financial Services, Inc, as agent for the Lenders (the “Agent”). The obligations of the Company under the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement) will be secured by the Collateral described in the Security Agreement, dated as of December 29, 2005 (the “Security Agreement”) made by the Company in favor of the Agent and the Lenders.

It is a condition precedent to the Loan Agreement that, on or prior to the Closing Date (as defined in the Loan Agreement), the Company enter into this Agreement with the Manager and to provide for the management of the Railcars (as defined herein). In order to further secure Company’s obligations under the Loan Agreement and the other Loan Documents (as defined herein, Company is granting to the Agent and the Lenders a security interest in, among other things, the Company’s rights derived under this Agreement, and the Manager agrees that all covenants and agreements made by the Manager herein with respect to the Railcars and Leases (as defined herein) shall also be for the benefit and security of the Agent and the Lenders. For its services hereunder, the Manager will receive the Manager Fee as set forth in Section 2.05.

On the date hereof, the Company and The Andersons (the “Servicer”) are entering into a servicing agreement (the “Servicing Agreement”) for the purpose of engaging the Servicer to receive and apply, as required under the Loan Documents, all collections received with respect to the Railcars and Leases and to perform Equipment Lessee (as defined herein) monitoring, collection and enforcement activities, to perform record keeping and to prepare servicer reports, among other things, all as described in the Servicing Agreement.

The Manager is engaged in the business of owning, leasing, managing and servicing railcars for itself and for others, and the Company desires to retain the Manager, on the terms and conditions set forth in this Agreement, to perform operating, maintenance, insurance and remarketing services on behalf of the Company in respect of the Railcars and the Leases.

Article I

Definitions

Section 1.01. Defined Terms. Subject to Section 1.02, except as otherwise specified or as the context may otherwise require, the following terms have the respective meanings set forth below for all purposes of this Agreement, and the definitions of such terms are equally applicable both to the singular and plural forms of such terms and to the masculine, feminine and neuter genders of such terms:

“AAR” shall have the meaning set forth in the Loan Agreement.

“Action” shall mean any action, claim, suit, litigation, arbitration or governmental investigation.

“Advance Rate” shall mean 85% of the Fair Market Value of any Railcar.

“Affiliate” shall have the meaning set forth in the Loan Agreement.

“Agent” shall have the meaning set forth in the preamble to this Agreement

“Agreement” shall mean this Management Agreement, as amended, restated or supplemented from time to time as permitted hereby.

“Board of Directors” shall mean the Board of Directors of the Manager or any duly authorized committee of such Board.

“Business Day” shall have the meaning set forth in the Loan Agreement.

“Canadian Registry” shall mean the Office of the Registrar General of Canada, which maintains the database pursuant to Section 105 of the Canada Transportation Act.

“Car Mark Agreement” shall mean the Car Mark Agreement, dated December 29, 2005, between The Andersons and the Company.

“Casualty Loss” shall have the meaning set forth in the Loan Agreement.

“Change of Control” shall mean (a) any Person or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of The Andersons or (ii) the stock of The Andersons shall cease to be publicly traded.

“Closing Date” shall have the meaning set forth in the Loan Agreement.

“Collateral” shall have the meaning set forth in the Security Agreement.

“Collection Account” shall have the meaning set forth in the Security Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Concentration Limits” shall have the meaning set forth in the Loan Agreement.

“Continued Errors” shall have the meaning set forth in Section 6.05(d).

“DOT” shall mean the United States Department of Transportation or any successor thereof.

“Eligible Railcar” shall have the meaning set forth in the Loan Agreement.

“Environmental Law” shall have the meaning set forth in the Loan Agreement.

“Equipment Lease Proceeds” shall have the meaning set forth in the Loan Agreement.

“Equipment Lessee” shall have the meaning set forth in the Loan Agreement.

“ERISA” shall have the meaning set forth in the Loan Agreement.

“Errors” shall have the meaning set forth in Section 6.05(d).

“Event of Default” shall have the meaning set forth in the Loan Agreement.

“Fair Market Value” shall have the meaning set forth in the Security Agreement.

“FRA” shall mean the Federal Railroad Administration or any successor thereto.

“GAAP” shall have the meaning set forth in the Loan Agreement.

“Governmental Authority” shall have the meaning set forth in the Loan Agreement.

“Hazardous Commodities” shall have the meaning set forth in the Loan Agreement.

“Indemnified Parties” shall have the meaning set forth in Section 5.04.

“Initial Manager” shall mean The Andersons.

“Interchange Rules” shall mean the Interchange Rules or supplements thereto of the Mechanical Division of the AAR as the same may be in effect from time to time.

“Knowledge of the Manager” shall mean the actual knowledge, after due inquiry, of the officers of the Manager or any Affiliate of the Manager responsible for matters relating to the Manager’s performance of its obligations hereunder.

“Law” shall mean any law, statute, ordinance, rule, regulation, judgment, injunction, order, decree or code adopted, enacted or promulgated by any Governmental Authority or the requirements of the AAR, any self-regulatory agency or any entity of a nature similar to that of any of the foregoing.

“Lease” shall mean an “Equipment Lease” as defined in the Loan Agreement.

“Lease File” and “Lease Files” shall have the meanings set forth in the Servicing Agreement.

“Lease and Railcar Schedule” shall be in substantially the same form as Schedule A to the Security Agreement, as such schedule is amended, supplemented or otherwise modified from time to time in accordance with this Agreement and/or the Security Agreement.

“Lenders” shall have the meaning set forth in the Preliminary Statement of this Agreement.

“Lessor” shall mean the lessor under each related Lease, or a successor or assignee of such lessor.

“Liens” shall have the meaning set forth in the Loan Agreement.

“Loans” shall have the meaning set forth in the Loan Agreement.

“Loan Documents” shall have the meaning set forth in the Loan Agreement.

“Lockbox Account” shall have the meaning set forth in the Servicing Agreement.

“Lockbox Agreement” shall have the meaning set forth in the Loan Agreement.

“Loan Agreement” shall have the meaning set forth in the Preliminary Statement of this Agreement.

“Maintenance Expense Reimbursement Request” shall have the meaning set forth in Section 2.06(b).

“Manager” shall have the meaning set forth in the preamble to this Agreement, or any Successor Manager appointed pursuant to Section 6.01.

“Manager Events of Termination” shall mean each of the occurrences or circumstances enumerated in Section 6.01.

“Manager Fee” shall mean a monthly fee equal to $37.50 per railcar per month (whether or not such Railcar is then subject to a Lease.

“Manager Standard” shall have the meaning set forth in Section 2.01(b).

“Manager Termination Notice” shall have the meaning set forth in Section 6.01(b).

“Material Adverse Effect” shall have the meaning set forth in the Loan Agreement.

“Monthly Operating Expense Report” shall have the meaning set forth in Section 3.01.

“Note” shall have the meaning set forth in the Loan Agreement.

“Officer’s Certificate” shall mean a certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Vice President, the Treasurer or the Secretary of the Manager.

“Operating Expenses” shall have the meaning set forth in Section 2.06(a).

“Opinion of Counsel” shall mean a written opinion of counsel who, unless otherwise specified, may be in-house counsel employed full time by the Person (or an affiliate of such Person) required to deliver the opinion.

“Optional Modification” shall have the meaning set forth in Section 2.04(b).

“Payment Date” shall have the meaning set forth in the Loan Agreement.

“Permitted Liens” shall have the meaning set forth in the Loan Agreement.

“Person” shall have the meaning set forth in the Loan Agreement.

“Predecessor Manager Work Product” shall have the meaning set forth in Section 6.05(d).

“Prime Rate” shall have the meaning set forth in the Loan Agreement.

“Purchase” shall mean a purchase by the Manager of a Railcar and any related Lease pursuant to Section 4.04.

“Purchase Price” shall have the meaning set forth in Section 4.04(c).

“Quarterly Manager Report” shall have the meaning set forth in Section 3.01.

“Railcar” or “Railcars” shall mean “Equipment” or “Items of Equipment” as defined in the Security Agreement.

“Replacement Lease” shall have the meaning set forth in the Security Agreement.

“Replacement Unit” shall have the meaning set forth in the Security Agreement.

“Reported Company” shall mean The Andersons, if the Manager is The Andersons, or for any Successor Manager appointed pursuant to this Agreement, such Successor Manager and its parent and its Affiliates on a consolidated basis.

“Reported Company’s Financial Statements” shall mean the Reported Company’ audited, consolidated financial statements (including consolidated balance sheets, statements of earnings, retained earnings and cash flows) including all notes to the audited financial statements and auditors opinion regarding the audited financial statements, all prepared in accordance with generally accepted accounting principles.

“Required Lenders” shall have the meaning set forth in the Loan Agreement.

“Required Modification” shall have the meaning set forth in Section 2.04(a).

“Responsible Officer” shall have the meaning set forth in the Loan Agreement.

“Sale Agreement” shall mean the Sale Agreement, dated as of December 29, 2005, between The Andersons, as seller, and the Company, as buyer.

“Seller” shall mean The Andersons.

“Security Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Servicer” shall have the meaning set forth in the preamble to the Servicing Agreement, or any Successor Servicer appointed pursuant to Section 6.01 of the Servicing Agreement.

“Servicing Agreement” shall have the meaning set forth in the Preliminary Statement of this Agreement.

“Servicer Event of Termination” shall have the meaning set forth in the Servicing Agreement.

“Solvent” shall have the meaning set forth in the Loan Agreement.

“STB” shall have the meaning set forth in the Loan Agreement.

“Successor Manager” shall have the meaning set forth in Section 6.01(b).

“Tangible Net Worth” shall mean with respect to any Person as of any particular date, (a) consolidated net worth, (b) minus the consolidated book value of intangible assets, (c) plus the consolidated book amount of long term deferred income.

“The Andersons” shall mean The Andersons, Inc., an Ohio corporation.

“UCC” shall mean Article 9 of the Uniform Commercial Code as in effect in an applicable jurisdiction within the United States.

“UMLER” shall have the meaning set forth in the Loan Agreement.

Section 1.02. Terms Defined in the Loan Agreement or Servicing Agreement. For the purposes of this Agreement, capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Loan Agreement or, if not defined therein, in the Servicing Agreement, as applicable.

Article II

Management of Railcars

Section 2.01. The Manager to Act as Manager; Standard of Care; Covenants Concerning Railcars and Leases. (a) The Company hereby retains The Andersons as Manager hereunder, as an independent contractor for the purpose of undertaking and performing the services described in this Agreement, and The Andersons hereby agrees to act as Manager on the terms and conditions set forth herein.

(b) All of the functions, services, duties and obligations of the Manager under this Agreement shall be performed by the Manager at a level of care and diligence consistent with customary commercial practices as would be used by a prudent Person in the railcar leasing and management industry and the level of care and diligence utilized by the Manager in its business and in the management of the Manager’s own fleet of railcars, if any, in order for the Company to be able to perform its obligations under the Leases and the other applicable Transaction Documents (the “Manager Standard”). The Manager agrees that management of the Railcars shall be carried out in accordance with the Manager Standard.

(c) The Manager shall not be required to threaten or commence any legal or other proceedings before any court or Governmental Authority or nongovernmental organization in connection with its performance or actions hereunder if, in the Manager’s reasonable judgment consistent with the Manager Standard, the potential expense or risk associated with such exercise or action is such that the Manager would not undertake such exercise or action with respect to other railcars owned, leased or managed by the Manager.

(d) The Manager shall not create or permit to exist any Lien on any Railcar or Lease other than a Permitted Lien.

(e) The Manager shall, in connection with the performance of the services provided for herein, comply in all material respects with all Laws applicable to the Manager, the Company, the Railcars and the Leases.

(f) The duties and obligations of the Manager will be limited to those expressly set forth in this Agreement, and the Manager will not have any fiduciary or other implied duties or obligations, except as provided herein.

(g) The Manager shall not take any action, without the consent of the Agent which would release any Person from any of its covenants or obligations under any of the Leases or under any other instrument included in the Collateral, which action or release would materially and adversely affect the interests of the Agent in any such Lease or which would result in the amendment, hypothecation, subordination, termination, set off or discharge of, or impair the validity or effectiveness of, any of the Leases or any such instrument, except as expressly provided herein and therein.

(h) The parties hereto acknowledge that the Company shall retain title to, and ownership and exclusive control of Collateral (subject to those liens which arise pursuant to the Loan Agreement). Except as expressly permitted hereunder, the Manager will not acquire any title to, security interest in, or other rights of any kind in or to the Railcars or the Leases. The Manager agrees not to file any Lien, exercise any right of setoff against, or attach or assert any claim in, any of the Railcars or the Leases, unless authorized pursuant to a judicial or administrative proceeding or a court order or on behalf of the Company or the Agent in accordance with this Agreement or the Loan Agreement.

(i) The Manager shall maintain, at its own expense, an insurance policy, with coverage appropriate and customary in the industry with responsible companies on all officers or employees of the Manager, or other persons authorized by the Manager to act in any capacity with regard to the Railcars and the Leases to handle funds, money, documents and papers relating to the Railcars and the Leases. Any such insurance policy shall protect and insure the Manager against losses, including forgery, theft, embezzlement, and fraudulent acts of such persons and shall be maintained in a form and amount that would meet the requirements of a prudent institutional Manager. The requirement to maintain such insurance policy shall not diminish or relieve the Manager from its duties and obligations as set forth in this Agreement. Any such insurance policy shall not be cancelled or modified in a materially adverse manner without ten days’ prior written notice to the Agent. The Manager shall promptly, but in any event within five Business Days after receipt, notify the Agent upon receipt from the surety of any termination or cancellation notice or any other notice of a material change to the terms of such insurance policy.

(j) The Successor Manager may perform any duties hereunder either directly or through agents or attorneys, and the Successor Manager shall not be responsible for any misconduct or negligence on the part of, or for the supervision of, any such agent or attorney appointed by it with due care hereunder.

(k) Notwithstanding anything to the contrary in the Loan Documents, the Manager shall in its leasing efforts use reasonable efforts, in compliance with the Manager Standard, to maintain compliance by the portfolio of Railcars and associated Leases with the Concentration Limits (such as, all other factors being equal, giving precedence to a Replacement Lease that would maintain compliance with the Concentration Limits over a Replacement Lease that would not maintain compliance with the Concentration Limits).

Section 2.02. Authority of Manager; Delegation of Management. (a) Until the termination of this Agreement in accordance with Section 6.01, the Manager, on behalf of the Company, shall have full authority and power to manage the Railcars and the Leases in all respects, including, but not limited to, the following authority and powers, in accordance with the Manager Standard:

(i) To contract for the maintenance, storage and release of the Railcars and to authorize any repairs or maintenance service which, in the exercise of the Manager’s business judgment, are necessary or appropriate.

(ii) To enter into Replacement Leases in the name of the Company.

(iii) To settle any claim pertaining to the Railcars or the deployment or use thereof.

(iv) To do any and all other things necessary or appropriate to fulfill the duties set forth in Section 2.03 below.

(b) Notwithstanding the foregoing, the authority granted to the Manager under this Section 2.02 shall not cover any matters (i) which the Company, as owner of the Railcars in question, shall not be entitled to perform under the Loan Documents or any other agreement to which the Company shall be bound, or (ii) as to which the Servicer shall have been granted authority under the Servicing Agreement.

(c) The Manager may enter into management agreements with one or more submanagers, with prior written notice to the Company and the Agent, to perform all or a portion of the management functions on behalf of the Manager; provided, however, that the Manager will remain obligated and be liable to the Agent and the Company for managing the Railcars in accordance with the provisions of this Agreement, without diminution of such obligation and liability by virtue of the appointment of such submanager, to the same extent and under the same terms and conditions as if the Manager alone were managing the Railcars. The fees and expenses of the submanager (if any) will be as agreed between the Manager and its submanager and shall be the liability of the Manager exclusively, and neither the Agent nor the Company will have any responsibility therefor; provided, however, to the extent agreed to between the Manager and submanager, expenses of the submanager may be reimbursed by the Manager and treated for all purposes hereof as expenses incurred by the Manager (which, subject to the terms of the Loan Agreement and the limitations contained in Section 2.06(b), be reimbursable to the extent provided herein and in the Loan Agreement). All actions of a submanager taken pursuant to such a submanager agreement will be taken as an agent of the Manager with the same force and effect as though performed by the Manager. For the avoidance of doubt, any maintenance shop which routinely services or repairs railroad rolling stock, including any of the Railcars, or does running repairs shall not, solely based upon such custom (and not a written agreement), be deemed a submanager.

Section 2.03. Duties of Manager. In consideration of the compensation to be paid to the Manager pursuant to Section 2.05, and, if applicable, Section 6.02(a), and subject to the provisions of Section 2.02 above, the Manager shall provide and perform the services on behalf of the Company set forth below until this Agreement is terminated in accordance with Section 6.01:

(a) To contract for the maintenance, storage and release of the Railcars and to authorize any repairs or maintenance service which, in the exercise of the Manager’s business judgment, are necessary or appropriate.

(b) For any Railcar not subject to a Lease, to take possession of such Railcar, as agent for the Company, for the purpose of managing and operating such Railcar as herein provided, subject to the Lien of the Security Agreement.

(c) To exercise the authority granted in Section 2.02 above and to use its best efforts in accordance with the Manager Standard to keep the Railcars under lease for the term of this Agreement, subject to the following conditions:

(i) the Manager shall only enter into a Replacement Lease if each of the representations and warranties set forth in Section 4.03 hereof with respect to such Replacement Lease are true and correct as of the date of the origination of such Replacement Lease and the Concentration Limits are satisfied;

(ii) the Manager (A) shall have delivered to the Agent an updated Lease and Railcar Schedule reflecting the addition of such Replacement Lease and (B) shall maintain a complete and current copy of such Lease and Railcar Schedule in its records for inspection in accordance with the terms hereof; and

(iii) the Manager shall have delivered any items to be included in the Lease File in respect of such Replacement Lease to the Servicer to be held on behalf of the Agent (except that any originals of the Lease not in the possession of the Equipment Lessee under such Lease shall be delivered to the Agent).

(d) To enter into or accept assignment of, on behalf of the Company, lease agreements providing for the lease of the Railcars to railroads, shippers or other financially responsible parties for that purpose on terms and conditions which are customary in its own practice in the industry (including, without limitation, exercising its right to cause a railroad to put the Railcars on such railroad’s line bearing such railroad’s reporting marks, if such arrangement appears, in the Manager’s business judgment, to be either the most effective method of remarketing the Railcars or the most effective short-term use of the Railcars pending long-term remarketing), taking such steps as may be required to ensure that all obligations and duties arising under such agreements are performed or complied with in an orderly and timely fashion and causing all original copies of the Leases constituting chattel paper not in the possession of the Equipment Lessee under such Lease to be delivered to the Agent.

(e) Cause to be taken all steps which may be necessary to have the Railcars registered and accepted by all hauling carriers under the AAR as required by the terms of any Lease or otherwise.

(f) Maintain, or to enforce the Equipment Lessees’ obligations to maintain, the Railcars in good condition equal to or greater than the highest of (i) any standard required or set forth for the Railcars or railcars of a similar class by the AAR, STB, or DOT, (ii) any standard set by a Equipment Lessee, whether by terms of a Lease or by other understanding or agreement between such Equipment Lessee and the Manager, on behalf of the Company, (iii) any standard set by any insurance policy under which the Railcars shall from time to time be insured, (iv) in good working order and in accordance with the Interchange Rules, (v) any standard recommended by the manufacturer, and (vi) the standards used by the Manager in respect of railcars owned, leased or managed by the Manager and its Affiliates similar in type to the Railcars.

(g) Place and maintain, or enforce the Equipment Lessees’ obligations to maintain, such insurance with respect to the Railcars as shall be necessary to comply with the provisions of Section 4.2 of the Security Agreement. During the month of December in each year, beginning December, 2006, the Manager shall deliver to the Company, and the Agent an Officer’s Certificate confirming the renewal of all insurance policies.

(h) Within 10 days after the Closing Date with respect to the initial Collateral and as necessary from time to time thereafter with respect to any Railcars and the Leases (except for Leases which have terms of less than one year, including, but not limited to, month-to-month Leases) which shall become part of the Collateral, the Manager shall make, at the expense of the Company, such filings, deposits, registers or recordations, in the manner required by and in accordance with applicable law, necessary to perfect and protect the Lien of the Security Agreement, including filings with the STB pursuant to 49 U.S.C. 11301(a) (and in conformity with 49 C.F.R. 1177) and with the Canadian Registry and the filing of UCC and PPSA financing statements in all applicable filing offices. From time to time thereafter, the Manager shall take or cause to be taken such actions and execute such documents as are necessary to perfect and, at the expense of the Company, to preserve and protect the Company’s, the Agent’s and the Lenders’, interests, as such interests may appear, in the Collateral against all other Persons, including the filing of financing statements, amendments thereto and continuation statements, the execution of transfer instruments and the making of notations on or taking possession of all records or documents of title.

(i) Maintain books and records reflecting transactions arising from the operation of the Railcars, including records relating to maintenance, repair and service contracts and all authorized expenses relating thereto. Such books and records shall be available to the Company, and the Agent upon the Company’s or the Agent’s reasonable prior request for examination during the normal business hours of the Manager.

(j) Monitor movement of the Railcars, including (i) keeping records pertaining to the movement of the Railcars, railcar mileage credits and other compensation earned and received with respect to such Railcars as well as charges from railroads as a result of mileage adjustments; (ii) subject to all rules and tariffs of the railroad, crediting such railcar mileage credits and other compensation as provided for in the related Lease; and (iii) such other matters as may be reasonably related thereto.

(k) Using reporting marks pursuant to the Car Mark Agreement, place reporting marks or such other marks, legends, or placards on the Railcars as shall be appropriate or necessary to comply with any regulation imposed by the STB, the AAR or any equivalent authority, or as shall be required under the Loan Documents. The Manager will cause each Railcar owned by the Company to be kept numbered with the road number serial number as shall be set forth on the Lease and Railcar Schedule. Other than as permitted by the Car Mark Agreement, the Manager shall not allow the name of any other Person, other than the Company, to be placed on any Railcar as a designation that might be identified as a claim of any interest therein; provided, however, that nothing herein contained shall prohibit the Manager or the Company or its permitted Equipment Lessees from placing its name, trademarks, initials, customary colors and other insignia on any Railcar or from naming any Railcar. Except with respect to those Railcars for which new identification numbers have been set forth on the Lease and Railcar Schedule as of the Closing Date, the Manager shall not change the identification number of any Railcar unless and until a statement of a new number or numbers to be substituted therefor shall have been delivered to the Agent and filed, recorded and deposited by the Manager in all appropriate public offices, including the public offices where the Security Agreement (or a memorandum thereof) shall have been filed, recorded and deposited.

(l) Furnish factual information reasonably requested by the Company in connection with any federal, state, or local tax returns.

(m) Prepare or cause to be prepared the necessary returns or other filings for all personal property taxes and other taxes, charges, assessments, or levies imposed upon or against the Railcars or the Company of whatever kind or nature and, where it deems appropriate (or as otherwise directed by the Company), protest the application of such taxes or the rate or amount of assessment thereunder. The Manager shall pay, or enforce the Equipment Lessees’ obligations to pay, such taxes on behalf of the Company. In the Manager’s discretion (or as otherwise directed by the Company), the Manager shall contest or defend against any taxes imposed upon or against the Railcars and seek revision or appeal from any such taxes deemed improper, all such actions to be in the name of the Company or the Manager on behalf of the Company. Notwithstanding the foregoing, the consent of the Agent shall be required prior to any protest, contest, defense or appeal in respect of any taxes, rate or amount hereinabove referred to in the event that the aggregate liability at issue at any one time shall exceed $100,000.

(n) If any Railcar suffers a Casualty Loss, the Manager shall, promptly after learning of such Casualty Loss, (i) investigate the facts and circumstances giving rise to such Casualty Loss and provide such notices and Officer’s Certificates with respect thereto on behalf of the Company as may be required under the applicable Lease, (ii) collect or arrange for appropriate payment of compensation from the relevant railroad, Equipment Lessee, third party or other source, or combination thereof, and take such other steps, including field inspection and investigation, as deemed appropriate by the Manager, and (iii) take all steps and actions, including the hiring of attorneys and consultants, required with respect to such Casualty Loss under the applicable Lease. Following such investigation and consideration of such other facts and circumstances as the Manager feels are necessary or appropriate, the Manager shall terminate such Lease (as to such Railcar) and arrange for deposit of the related Equipment Lessee’s payments, railroad payments or insurance proceeds into the Collection Account. With respect to any Railcar suffering an Casualty Loss, the Manager is hereby granted full power and authority, subject to the terms and conditions of the Leases, to sell (or dispose as scrap) on the Company’s behalf any such Railcar which has been settled for under the rules of the AAR or settled with Equipment Lessees or any insurer and, upon direction of the Company, the Manager will effect such sale or disposition in accordance with the Manager Standard, for no additional fee or other compensation. The Manager shall transfer to the Lockbox Account, for deposit into the Collection Account, any amounts the Manager receives in respect of such Casualty Loss from such sources. The Company hereby agrees to execute all necessary powers of attorney and other documents evidencing such power and authority in favor of the Manager. Anything herein to the contrary notwithstanding, in the event of damage to a Railcar to which Rule 107 of the Interchange Rules applies, the Manager shall not, without the prior written consent of the Agent, (i) accept any settlement offer if the offered Settlement Value (set forth in the related “Settlement Value Statement” (as such term is used in Rule 107)) is less than the Advance Rate times the Fair Market Value of such Railcar nor (ii) reject any such settlement offer if the offered Settlement Value equals or exceeds the Advance Rate times the Fair Market Value of such Railcar.

(o) Upon the expiration of any Lease (or upon the acquisition by the Company of any Railcar not then subject to a Lease), the Manager shall, (i) until the related Railcars have been leased or re-leased in accordance with this Agreement and the Loan Agreement, transport and store, or arrange for the transportation and storage of, such Railcars on tracks designated by the Manager (whether such tracks are owned by the Manager or otherwise), (ii) negotiate appropriate renewals thereof or remarket the related Railcars on terms and conditions which are in compliance with the terms and provisions of the Loan Documents, as to which each of the representations and warranties contained in Section 4.03 shall be correct and which otherwise are customary at such time and with adequate regard as to credit quality in accordance with the Manager Standard; (iii) inspect, clean (to the extent not done by the applicable Equipment Lessee) and refurbish any Railcar which is to be remarketed in a manner consistent with the Manager Standard; and (iv) take such steps as may be required to see that all obligations and duties arising under the Loan Agreement with respect to the remarketed Railcars are performed or complied with to the extent required thereunder.

(p) Terminate any Lease (if permitted by, and in accordance with the terms of, such Lease) with respect to any Railcar which the Manager believes is obsolete or surplus to the Company’s requirements under the terms of such Lease and provide such notices with respect thereto as may be required under such Lease to effect such a termination; if such election is made, take the necessary action on behalf of the Company to arrange for the sale of such Railcar and the termination of the Lease of such Railcar.

(q) Cause compliance with the Lessor’s obligations, if any, under the return provisions of any Lease with respect to any Railcar which is being returned to the Company thereunder.

(r) Enforce, on behalf of the Company, the warranties with respect to all repairs, maintenance and modifications made with respect to the Railcars at facilities not owned by the Manager or an Affiliate of the Manager.

(s) In the event that any Railcar shall become economically obsolete or damaged beyond repair, sell such Railcar in compliance with the requirements of the Loan Agreement.

(t) In the event that the Company shall so direct in accordance with the terms of the Loan Agreement, sell such Railcar to such purchaser as the Company shall designate to the Manager.

(u) Enforce the Equipment Lessee’s obligations to ensure compliance of the Railcars and the Leases with applicable governing regulations and rules, including regulations and rules promulgated by AAR, DOT, STB and the FRA, including, but not limited to, maintaining the STB registration of the Leases and, in the event that any Equipment Lessee is a United States Governmental Authority, cause the Company to comply with the Assignment of Claims Act.

(v) Notify the Agent and the Company of any breaches of warranties, misrepresentations or defaults under the Sale Agreement.

(w) Enforce all covenants and obligations of the seller contained in the Sale Agreement on behalf of the Company and deposit any amounts recovered into the Collection Account, and take such actions as may be reasonably requested from time to time by the Company or the Agent on behalf of such Company) in connection with such enforcement, and deliver to such Company (with a copy to the Agent) all consents, approvals, directions, notices, waivers and take other actions under the Sale Agreement.

(x) Perform on behalf of the Company all maintenance obligations thereof (as Lessor) set forth in any Leases. .

(y) Without limiting the foregoing, to perform all obligations of the Company under the Loan Agreement with respect to the Railcars and the Leases; provided, however, that the Manager shall have no liability with respect to (i) principal or interest on any Loan or Note or (ii) any diminution in the value of the Railcars and Leases other than as a result of a breach by the Manager of its obligations hereunder.

(z) Perform for the Company such other services incidental to the foregoing as may from time to time be reasonably necessary in connection with the leasing, operation and day-to-day management of the Railcars.

(y) As soon as available and in any event within 90 days after the end of each of the first three quarters of each fiscal year of the Company, commencing June 30, 2006, and within 120 days after the end of each fiscal year of the Company, the Manager shall deliver to the Agent (i) an Officer’s Certificate identifying any changes in car marks related to a Railcar made during the three-month period ending on the last day of the immediately preceding calendar month and (ii) in the event that any such changes shall have been so made, an Opinion of Counsel (which shall be an outside counsel) in form and substance reasonably satisfactory to the Agent to the effect that all such changes have been so filed, recorded and deposited with the STB pursuant to 49 U.S.C. 11301(a) (and in conformity with 49 C.F.R. 1177) and with the Canadian Registry as to protect the Agent’s and the Lenders’ security interest (on behalf of the Secured Parties) in the Railcars located in the United States and Canada, and that no other filing, recordation, deposit or giving of notice to any Governmental Authority is necessary to protect such interests.

Section 2.04. Required Modifications and Optional Modifications. (a) Required Modifications. In the event the AAR, DOT or any other Governmental Authority having jurisdiction over the Railcars or any other applicable Law requires as a condition of continued use or operation of any such Railcar that such Railcar be altered or modified (a “Required Modification”), the Manager agrees to make or have made such Required Modification in accordance with the applicable Lease, on behalf of the Company, in a timely manner; provided, however, that the Manager may, on behalf of the Company, in good faith and by appropriate proceedings diligently conducted, contest the validity or application of any such Law, regulation, requirement or rule in any reasonable manner which does not materially interfere with the use, possession, operation or return of any Railcar or materially adversely affect the rights or interests of the Company, the Agent or the Lenders in the Railcar or subject the Company, or the Agent or the Lenders to criminal or material financial sanctions or relieve the Equipment Lessee of the obligation to return the Railcar in compliance with the provisions of such Lease or other related Transaction Documents (or the obligations of the Manager hereunder in respect of such return). Promptly after the Manager becomes aware of the requirement to make a Required Modification, the Manager shall notify the Company and the Agent thereof, which notice shall also set forth the time period for the making of such Required Modification and the Manager’s reasonable estimate of the cost thereof. If the Manager, on a non-discriminatory basis, reasonably believes in good faith that any Required Modification to a Railcar would be economically impractical, it shall so advise the Company and, if directed by the Company, in lieu of making the Required Modifications as provided above, the Manager shall provide written notice to the Company that such Required Modification is economically impractical, and shall treat such Railcar as if an Casualty Loss had occurred as of the date of such written notice with respect to such Railcar. In such event, the provisions of the related Lease and this Agreement with respect to a Casualty Loss shall apply with respect to such Railcar. In reaching any decision as to whether a Required Modification is economically impractical, the Manager shall assess the cost and timing of the Required Modification, the anticipated revenues and other sources of funds which would be available to fund such costs, the requirements of the applicable Lease and such other factors as the Manager considers necessary or appropriate and shall provide a report to the Company, with copies to the Agent regarding such assessment.

(b) Optional Modifications. The Manager is authorized at any time to modify, alter or improve any Railcar in a manner which is not a Required Modification, including any Railcar not then under a Lease (an “Optional Modification”), if the Manager concludes in good faith that the proposed Optional Modification is likely to enhance the marketability of the Railcar by more than the cost of such modification (or such Optional Modification is requested by a Equipment Lessee) and that such Optional Modification meets the standards set forth in the applicable Lease, if any.

Section 2.05. Manager Fee and Supplemental Manager Fee. As compensation to the Manager for the performance of services hereunder, the Manager will receive the Manager Fee, which shall be paid to the Manager on each Payment Date in accordance with, and subject to the priority of payment provisions of, Section 3.1 or Section 7.3, as applicable, of the Security Agreement. In the event that a Successor Manager is appointed as Manager hereunder, the Successor Manager will be entitled to receive the Manager Fee.

Section 2.06. Manager Expenses. (a) In addition to the Manager Fee and the Supplemental Manager Fee, the Manager shall be entitled to reimbursement of the following out-of-pocket expenses (collectively, “Operating Expenses”) incurred by the Manager, in the manner and to the extent provided for in Section 2.06(b), in connection with the satisfaction of its responsibilities under this Agreement (it being expressly understood and agreed that the Manager shall not be entitled to separate reimbursement for any salaries or benefits of employees of the Manager, overtime wages or any other “overhead” costs or expenses of the Manager):

(i) repositioning charges;

(ii) repair and maintenance charges;

(iii) fees and expenses incurred in connection with the occurrence of any Casualty Loss or with enforcing Lease rights or repossessing any Railcars;

(iv) insurance premiums and charges with respect to the Insurance Policies;

(v) fees and expenses incurred in connection with calculation and payment of ad valorem taxes, and in connection with any protest, contest, defense or appeal referenced in, and permitted under, Section 2.03(m);

(vi) taxes for which the Lessor is responsible under any Lease;

(vii) fees and expenses incurred in connection with inspections of Railcars;

(viii) fees and expenses of outside counsel in connection with the management of the Railcars;

(ix) fees of third-party advisors, consultants and brokers relating to the re-letting of any Railcar;

(x) storage and car mark charges;

(xi) (xii) (xiii)	charges incurred in connection with tracing and registering Railcars; reimbursements for prefunded or advance payments; painting and re-stenciling the car mark and number for Railcars;

(xiv) making any Required Modifications or Optional Modifications to any Railcar;

(xv) making any regulatory filings with respect to the Leases or the Railcars;

(xvi) ensuring the maintenance of the security interest of the Agent and the Lenders in the Leases and the Railcars;

(xvii) payment for uninsured losses and for bodily injury or property damage caused by any Railcars which are not covered by Insurance Policies or which exceed the amount of deductible(s) under any Insurance Policy; and

(xviii) all other out-of-pocket expenses properly chargeable to the management, operation, leasing or disposition of the Railcars in the manner provided herein.

(b) On each Payment Date immediately succeeding the delivery of a Monthly Operating Expense Report to the Agent in accordance with Section 3.01, the Manager shall be entitled to be reimbursed, upon request, for any Operating Expenses that it has incurred in the previous calendar quarter and such amounts shall be paid to the Manager in accordance with, and subject to the priority of payment provisions of, Section 3.2 or Section 7.3, as applicable, of the Security Agreement.

Section 2.07. Responsibility for Loss of, Distribution of, or Damage to Railcars. The responsibilities of the Company and the Manager for loss of, destruction of, or damage to any Railcar are apportioned as follows:

(a) The Manager shall not be liable for damage to or destruction of any Railcar under any circumstances unless such damage or destruction is the direct result of the Manager’s negligence or willful misconduct.

(b) The Manager shall obtain insurance to the extent required by Section 2.01(i) and Section 2.03(g).

(c) If any Railcar is damaged, but is not destroyed or damaged beyond repair, the Manager shall use its best efforts, in accordance with the Manager Standard, to obtain reimbursement of repair expenses for the Company in accordance with AAR rules. If any Railcar is damaged beyond repair or destroyed, the Manager shall use its best efforts, in accordance with the Manager Standard, to obtain the value of such Railcar in accordance with appropriate AAR rules and, if applicable, in accordance with provisions in the Leases relating to Events of Loss.

Section 2.08. Denial or Refusal of Insurance. (a) If an insurer under an insurance policy covering the Collateral shall deny coverage (in any such case prior to termination thereof as a result of the payment by such insurer of an aggregate amount equal to its maximum liability under such insurance policy), or shall refuse to honor a claim under any such insurance policy with respect to any Railcar, and if such denial or refusal resulted solely from the Manager’s failure to comply with the requirements of such insurance policy or the requirements of such insurer, or if the Manager shall have failed to maintain the coverage required by the terms of the Security Agreement, then the Manager, on behalf of the Company, shall cause the amount of any resulting unpaid claim to be deposited into the related Collection Account as a recovery on such Railcar with respect to which such denial or refusal arose. The Manager shall not be entitled to seek reimbursement under Section 2.06 for amounts deposited into the Collection Account pursuant to this Section 2.08(a).

(b) The Manager shall promptly, but in any event within five days, notify the Company, and the Agent of the occurrence of any event described in Section 2.08(a) or the cancellation or termination of any Insurance Policy.

Section 2.09. Conflicts of Interest. It is expressly understood and agreed that nothing herein shall be construed to prevent or prohibit the Manager from providing the same or similar services to any Person or organization not a party to this Agreement. In particular, the Manager shall be entitled to own and operate for its own account railroad cars and equipment identical to the Railcars managed hereunder and/or to manage such railroad cars or equipment under a similar management agreement with another owner; provided, however, that if other railroad cars similar to or competitive with the Railcars owned or managed by the Manager are available for leasing at the same time that any Railcar is so available, the Manager or its agent or submanager shall give no preference or priority to either the leasing of such other railroad cars or the Railcars, subject to the needs of prospective deployers and all applicable regulations of the AAR, STB and DOT.

Section 2.10. Separate Corporate Existence Covenants. The Manager recognizes that the Agent and the Lenders have entered into the Loan Agreement and the other Loan Documents on the understanding that the Company is an entity intended to have its own separate existence independent from that of the Manager. In connection therewith, the Manager will (i) maintain separate bank accounts and books of account from the Company, (ii) not hold itself out to third parties as liable or responsible for the debts of the Company (except for performance of such obligations which are assumed by it as Manager hereunder) and not holding the Company out to third parties as being liable or responsible for the debts of the Manager, (iii) not conduct business in the name of the Company except when acting in the name of the Company in its capacity as Manager and it identifies itself as such, (iv) not hold itself out as the owner of the Railcars or the Leases and take reasonable steps to ensure that Equipment Lessees and other parties dealing with the Railcars or the Leases are aware of the Company’s interests therein and (v) take such other actions on its part as may be required for the Company to be in compliance with the Loan Agreement and the Loan Documents on the Closing Date. In the event that the Manager’s consolidated financial statements are required under GAAP to include the Company, the Manager will include footnotes therein that disclose the separate corporate existence of the Company and its assets from the Manager and the Manager’s Assets.

Article III

Accountings, Statements and Reports

Section 3.01. Manager Reports.

(a) As soon as available and in any event within 90 days after the end of each of the first three quarters of each fiscal year of the Company, commencing June 30, 2006, and within 120 days after the end of each fiscal year of the Company, the Manager will provide to the Agent a Quarterly Manager Report (a “Quarterly Manager Report”) substantially in the form of Exhibit A hereto with each of the items specified on such form completed as the case may be.

(b) No later than one Business Day prior to each Payment Date, the Manager will provide to the Agent a Monthly Operating Expense Report (a “Monthly Operating Expense Report”), in form and substance satisfactory to the Agent, which shall include the amount of Operating Expenses incurred by the Manager in respect of the Railcars owned by the Company in such immediately preceding calendar month and which are to be paid pursuant to the priorities set forth in Section 3.2 and 7.3 of the Security Agreement, as applicable.

Section 3.02. Financial Statements; Certification as to Compliance; Notice of Default. The Manager will deliver to the Agent, except as provided in subsection (h):

(a) within 120 days after the end of each fiscal year of the Company, a copy of the Company’s Financial Statements for such fiscal year certified in a manner acceptable to the Agent by the senior financial officer of the Manager or such other person as may be acceptable to the Agent, it being understood that delivery to the Agent of the Manager’s report on Form 10-K filed with the Securities and Exchange Commission shall satisfy the requirements of this Section 3.02(a);

(b) with each set of the Company’s Financial Statements delivered pursuant to subsection (a) above and (d) below, a certificate of an officer of the Manager demonstrating compliance with all financial covenants or tests calculated by reference to such financial statements and containing an additional certification to the effect that a review of the activities of the Manager during the period covered by the Company’s Financial Statements, and of its performance under this Agreement has been made under the supervision of the officer executing such Officer’s Certificate with a view to determining whether during such period the Manager had performed and observed all of its obligations under this Agreement, and either (i) stating that based on such review no default by the Manager under this Agreement has occurred and is continuing, or (ii) if such a default has occurred and is continuing, specifying such default, the nature and status thereof and what steps, if any, the Manager is planning to do or has done to cure such default;

(c) promptly upon becoming aware of the existence of any condition or event which constitutes a Manager Event of Termination, a written notice describing its nature and period of existence and what action the Manager is taking or proposes to take with respect thereto;

(d) quarterly, unaudited versions of the Company’s consolidated balance sheet, year-to-date income statement, retained earnings and cash flows within 45 days after the end of each quarter (other than the quarter at the end of each fiscal year), it being understood that delivery to the Agent of the Manager’s report on Form 10-Q filed with the Securities and Exchange Commission shall satisfy the requirements of this Section 3.02(d);

(e) copies of any reports filed by the Manager with the SEC concerning the Manager;

(f) in the case of the Initial Manager, copies of any certificates required to be furnished by the Initial Manager under any credit agreement to which the Initial Manager is a party and which addresses compliance by the Initial Manager with the requirements of such credit agreement and the absence or existence of defaults thereunder; and

(g) such other information regarding the Railcars or the Leases, the Manager or the transactions contemplated hereby, as the Agent may reasonably request.

Section 3.03. Annual Manager’s Reports. On or before 120 days after the end of each fiscal year of the Manager, the Manager shall deliver to the Company and the Agent, a report of the Manager, certified by the Chief Executive Officer or Chief Financial Officer of the Manager, to the effect that the Manager has examined certain documents and records relating to the management of the Railcars and the Leases under this Agreement and that, on the basis of such examination conducted substantially in compliance with generally accepted audit standards, nothing came to its attention which caused it to believe that the Manager has accounted for matters regarding the Railcars and the Leases, including deposits in, and requested withdrawals from, the Collection Account, otherwise than in accordance with this Agreement, except for such immaterial exceptions or errors on records that, in the opinion of such the Manager, it is not required to report.

Section 3.04. Delivery of Accountings, Statements and Reports. To the extent that the Manager and the Servicer are the same Person, it may, in its sole discretion and to the extent practicable, fulfill its obligations under this Article III and Article III of the Servicing Agreement with the delivery of one quarterly report, one set of financial statements, a single Officer’s Certificate (executed in its capacities as both Manager and Servicer) or a single annual report, as the case may be.

Article IV

Representations and Warranties

Section 4.01. Initial Manager Representations and Warranties. The Initial Manager hereby represents and warrants to the Company, the Agent and the Lenders as follows:

(a) Corporate Existence and Power. The Manager has been duly organized and is validly existing and in good standing as a corporation under the laws of the state of Ohio, with all requisite power and authority to own its properties and to transact the business in which it is now engaged, and the Manager is duly qualified to do business and is in good standing in each state where the nature of its business requires it to be so qualified except where failure to so qualify would not have a Material Adverse Effect. The Manager has all requisite power and authority and has taken all action necessary to enter into this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Manager of this Agreement are within the Manager’s powers, have been duly authorized by all necessary action and do not contravene any applicable Law, the Manager’s organizational documents or any contractual or other obligation binding on or affecting the Manager or any of its assets. The Manager has delivered to the Company and the Agent a true and correct copy of its articles of incorporation, its code of regulations and other organizational documents.

(b) No Conflict. The performance of the Manager’s obligations under this Agreement and each other Transaction Document to which it is a party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than as contemplated by this Agreement and other than Permitted Liens) upon any of the property or assets of the Manager pursuant to the terms of any loan agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of any charter document of the Manager or any statute or any order, rule or regulation of any court or Governmental Authority having jurisdiction over it or any of its properties; and no consent, approval, authorization, order, registration or qualification of or with any court, or any such Governmental Authority is required for the consummation of the other transactions contemplated by this Agreement or any other Transaction Document to which it is a party except such consents, approvals and authorizations which have been obtained or such registrations or qualifications which have been made.

(c) Due Authorization, Execution and Delivery. Each Transaction Document to which the Manager is a party has been duly authorized, executed and delivered by the Manager and each such Transaction Document is a valid and legally binding agreement of the Manager, enforceable against the Manager in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization and other similar bylaws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity regardless of whether enforcement is sought in a court of law or equity.

(d) Solvency. Both before and after giving effect to the transactions contemplated by this Agreement, the Manager is Solvent.

(e) Accuracy of Information. All information heretofore furnished (including, but not limited to, the Company’s Financial Statements) by the Manager to the Company, the Agent and the Lenders for purposes of or in connection with this Agreement, the other Transaction Documents, or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by it hereunder will be, true, complete and correct in every material respect, on the date such information is stated or certified, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(f) Tax Status. It has (i) timely filed all federal, state and local tax returns or permitted extensions thereof in the United States and all other tax returns or permitted extensions thereof in foreign jurisdictions required to be filed and (ii) paid or made adequate provision in accordance with GAAP for the payment of all taxes, assessments and other governmental charges.

(g) Employee Benefits. With respect to employees that primarily work in connection with the Railcars and the Leases:

(i) Except as set forth on Schedule I, with respect to current or former employees of the Manager, the Manager does not maintain, participate in or contribute to any (A) deferred compensation or retirement plans or arrangements, (B) tax-qualified or nonqualified defined contribution or defined benefit plans or arrangements which are employee pension benefit plans (as defined in Section 3(2) of ERISA), (C) employee welfare benefit plans (as defined in Section 3(1) of ERISA), (D) phantom stock appreciation right, stock option, stock purchase or other stock based plans, or (E) any fringe benefit plans or programs. The Manager does not maintain or contribute to any employee welfare benefit plan that provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than in accordance with Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or other applicable Law.

(ii) The employee pension benefit plans and employee welfare benefit plans (and related trusts and insurance contracts) of the Manager, which plans are described on Schedule I, have been administered in compliance with the requirements of applicable Laws, except where failure thereof would not result in a Material Adverse Effect on the Collateral. Each employee pension benefit plan which is intended to be a “qualified plan” has received an opinion letter from the Internal Revenue Service as to the qualification under the Code of such plan.

(iii) With respect to each of the plans listed on Schedule I, the Manager has made available to the Company true and complete copies of (A) the plan documents, summary plan descriptions and summaries of material modifications and other material employee communications about such plan, (B) the opinion letter received from the Internal Revenue Service, (C) the Form 5500 Annual Report (including all schedules and other attachments) for the most recent plan year, (D) all related trust agreements, insurance contracts or other funding agreements which implement such plans and (E) all contracts relating to each such plan, including, without limitation, service provider agreements, insurance contracts, investment management agreements and record keeping agreements.

(iv) All contributions and other payments required to have been made by the Manager with respect to any plan described on Schedule I have been or will be made when due.

To the Knowledge of the Manager, no plan described on Schedule I is subject to any ongoing audit, investigation or other administrative proceeding of any Governmental Authority nor has any Action been commenced against any such plan (other than for benefits in the ordinary course), in which the adverse result thereof would result in a Material Adverse Effect on the Railcars and the Leases, or on the Company after the Closing Date.

(h) Employment Matters. The Manager is not party to, bound by, or negotiating in respect of any collective bargaining agreement or any other agreement with any labor union, association or other employee group in connection with its railcar leasing business, nor, to the Knowledge of the Manager, is any employee that primarily works in connection with its railcar leasing business represented by any labor union or similar association. No labor union or employee organization has been certified or recognized as the collective bargaining representative of any employee of the Manager that primarily works in connection with its railcar leasing business. To the Knowledge of the Manager, there are no formal union organizing campaigns or representation proceedings in process or formally threatened with respect to any employee of the Manager that primarily work in connection with its railcar leasing business, nor are there any existing or, to the Knowledge of the Manager, threatened at large labor strikes, work stoppages, organized slowdowns, unfair labor practice charges, or labor arbitration proceedings affecting employees of the Manager that primarily work in connection with its railcar leasing business.

(i) Environmental Matters. Except to the extent such matters would not have a Material Adverse Effect:

(i) to the Knowledge of the Manager, the Manager is in compliance with all applicable Environmental Laws related to the Collateral. Except for matters that have been fully resolved, the Manager has not received any written communication from any person or Governmental Authority that alleges that its operations in connection with the Railcars or the Leases are not in compliance with applicable Environmental Laws;

(ii) to the Knowledge of the Manager, the Manager has obtained all environmental, health and safety permits and governmental authorizations (collectively, the “Environmental Permits”) necessary for the conduct of its railcar leasing business, and all such permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval, and to the Knowledge of the Manager, the Manager is in compliance with all terms and conditions of the Environmental Permits; and

(iii) there is no Environmental Claim pending or, to the Knowledge of the Manager, threatened against or concerning the Railcars or the Leases.

To the Knowledge of the Manager, no release of any Hazardous Commodities has occurred on or from any of the Railcars or the Leases, which requires investigation, assessment, monitoring, remediation or cleanup under Environmental Laws.

(j) No Default. To the Knowledge of the Manager, there has been no default under the Purchase Agreement or any other Transaction Document.

Section 4.02. Company Representations and Warranties. The Company hereby represents and warrants to the Manager, the Agent and the Lenders as follows:

(a) The Company has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite power and authority to own its properties and to transact the business in which it is now engaged, and the Company is duly qualified to do business and is in good standing in each jurisdiction where the nature of its business requires it to be so qualified except where failure to so qualify would not have a Material Adverse Effect. The Company has all requisite power and authority and has taken all action necessary to enter into this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents are within the Company’s powers, have been duly authorized by all necessary action and do not contravene any applicable Law, the Company’s organizational documents or any contractual or other obligation binding on or affecting the Company or any of its assets.

(b) The performance of the Company’s obligations under this Agreement and each other Transaction Document to which it is a party will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than as contemplated by this Agreement and other than Permitted Liens) upon any of the property or assets of the Company pursuant to the terms of any loan agreement, mortgage, deed of trust, or other agreement (including the Leases) or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, nor will such action result in any violation of the provisions of any charter document of the Company or any statute or any order, rule or regulation of any court or Governmental Authority having jurisdiction over it or any of its properties; and no consent, approval, authorization, order, registration or qualification of or with any court, or any such Governmental Authority is required for the consummation of the other transactions contemplated by this Agreement or any other Transaction Document to which it is a party except such consents, approvals and authorizations which have been obtained or such registrations or qualifications which have been made.

(c) Each Transaction Document to which the Company is a party has been duly authorized, executed and delivered by the Company and each such Transaction Document is a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity regardless of whether enforcement is sought in a court of law or equity.

(d) The Company has delivered to the Manager a true, complete and correct copy of the Loan Agreement.

Section 4.03. Manager Representations and Warranties with Respect to Replacement Leases and Replacement Units. In consideration of the Manager Fee, and as a result of its conducting due diligence with respect to Replacement Leases and Replacement Units, the Manager hereby represents and warrants with respect to any Replacement Lease or Replacement Unit, as of the date any such Replacement Lease or Replacement Unit is consummated or acquired, to each of the Company, the Agent and the Lenders as follows:

(a) The updated Lease and Railcar Schedule delivered to the Agent in accordance with Section 2.03(c) contains a true, correct and complete list of all such Replacement Leases originated in accordance with Section 2.03(c), including, in each case, the name of the lessee, deal number (if applicable), type of lease (full service, modified, triple net, etc.), lease rate, number of lease payments remaining (if applicable), final payment due date under lease, number of Railcars under lease and commencement date of lease.

(c) The updated Lease and Railcar Schedule delivered to the Agent in accordance with Section 2.03(c) sets forth a true, correct and complete list of all such Replacement Units transferred to the Company on such date, including, as to each such Replacement Unit, the month and year built (and, if applicable, rebuilt), car type (by AAR equipment code), car mark and number assigned to such Replacement Unit in UMLER, if applicable, volume capacity as expressed in cubic feet if a railcar, or in horsepower if a locomotive (in each case, if known and if applicable), total (gross) weight on rail, the AAR determination of extended life (if applicable), whether such Replacement Unit is subject to a Lease (and, if so, the lease or deal number, as applicable), and, if applicable, storage location (including description, city and state).

(d) The Manager has not received any notice of the occurrence of any Casualty Loss, or any event which, with the passage of time would constitute a Casualty Loss, with respect to any such Replacement Unit.

(e) Each such Replacement Lease (i) is evidenced by a writing, (ii) constitutes the legal, valid and binding obligation of the Lessee thereunder, (iii) has not been satisfied other than in the ordinary course, subordinated, rescinded, or, adjusted, (iv) remains in full force and effect and (v) is enforceable against such Lessee in accordance with its terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and other Laws affecting creditors’ rights and remedies generally and by general principles of equity, regardless of whether enforcement is sought at law or in equity).

(f) Except as set forth on the updated Lease and Railcar Schedule delivered to the Agent in accordance with Section 2.03(c) (i) no Lessee under any such Replacement Lease is currently in bankruptcy under the bankruptcy laws of the United States, (ii) unless consented to by the Company, no provision of any such Replacement Lease has been waived, amended, or modified in any material respect, except by instruments or documents copies of which have been delivered to the Company and the Agent and reflected on the Lease and Railcar Schedule and, in any event, no such Replacement Lease has been waived, amended or modified since its origination to cure a payment default or delinquency, (iii) no delinquency or default by the Lessee under any such Replacement Lease has occurred and is continuing and (iv) the Lessee is in compliance with the terms of such Replacement Lease in all material respects.

(g) No Action is pending or, to the Knowledge of the Seller, has been threatened asserting the invalidity of any such Replacement Lease, or seeking any determination or ruling that might adversely and materially affect the validity or enforceability of any such Replacement Lease or the value of any such Replacement Unit.

(h) Each such Replacement Lease is “chattel paper” (as defined in Section 9-102(a)(11) of the UCC). All original, executed copies of such “chattel paper” are in the possession of the Agent.

(i) No such Replacement Lease has been originated in or is subject to the laws of any jurisdiction whose laws would make the assignment and transfer thereof pursuant to the terms hereof (or any subsequent assignment by the Company) unlawful.

(j) Each such Replacement Unit is marked with the railroad equipment number (also known as the running number) as noted on the updated Lease and Railcar Schedule delivered to the Agent in accordance with Section 2.03(c).

(k) To the Knowledge of the Seller, the Lessees have complied with all applicable Laws in respect of each such Replacement Lease in all material respects and each such Replacement Lease complies with all applicable Laws of the jurisdiction in which it was originated in all material respects.

(l) The Lessee under each such Replacement Lease is a (i) a United States common carrier by railroad engaged in the transportation of individuals or property or owner of trackage facilities leased by such common carrier, or (ii) a United States corporation, limited partnership, limited liability company or other entity,

(m) Any guarantees on behalf of an applicable Lessee required at the time of origination of such Replacement Lease remain in full force and effect.

(n) The lease origination practices used by the Manager with respect to each such Replacement Lease have been legal in all material respects.

(o) Each Lessee under each such Replacement Lease has accepted the related Railcar or Railcars and after reasonable opportunity to inspect and test, has not notified the Manager of any defects therein.

(p) For those Replacement Units described on the updated Lease and Railcar Schedule delivered to the Agent in accordance with Section 2.03(c) or as having an extended life determined by AAR as a result of having been refurbished, modified or substantially rebuilt, there is in the Lease Files, and there has been filed, the proper documentation with AAR to qualify such Railcars for extended life along with updating UMLER records.

(q) No correspondence has been received by the Manager from the AAR or FRA regarding any outstanding general or specific recalls for such Replacement Units or any required modifications, nor, to the Knowledge of the Manager, do there exist any such outstanding general or specific recalls for any such Replacement Units or any required modifications.

(r) Each such Replacement Unit is in good working order and is suitable for the use for which it is presently engaged. None of the Replacement Leases or Replacement Units is subject to any restrictions with respect to the transferability thereof.

(s) Each such Replacement Lease is denominated in and provides for payment solely in United States dollars.

(t) All such Replacement Units are located in the United States other than those Replacement Units that are located in Canada or Mexico in connection with the incidental use of such Replacement Units in those countries.

(u) No Replacement Lease expressly allows the transport or storage of any Hazardous Commodities on the related Railcars.

(v) Except as set forth on the Lease and Railcar Schedule, rental payments under each Replacement Lease are billed and payable monthly.

(w) Except as set forth on the Lease and Railcar Schedule, no Lessee is an Affiliate of the Manager.

(x) There are no split schedules for any such Replacement Leases.

(y) No such Replacement Leases expressly release the Lessee from liability for all of its obligations under such Replacement Leases (including with respect to the related Railcars) in connection with any sublease and, to the Knowledge of the Seller, no Lessee has subleased any of the related Railcars under such Replacement Lease unless such Lessee remains so liable and all other terms set forth in Section 2.01(j) of the Servicing Agreement have been satisfied.

(z) To the extent such matters are governed by the laws of the United States or any state thereof, or Canada or any province thereof, the Agent has a first priority, perfected security interest in the Replacement Units and the Replacement Leases.

(aa) The Lease File for each such Replacement Lease is complete in all respects and Manager, as Servicer will continue to maintain control of the Lease files on behalf of Company (except for any original chattel paper copies of such Replacement Leases which are in the possession of the Agent).

(bb) Each such Replacement Lease other than a full service lease contains provisions requiring the Lessee to pay all sales, use, excise, rental, property or similar taxes imposed on or with respect to the related Railcar and to assume all risk of loss, damage, or destruction of the related Railcar, and each such Replacement Lease requires the Lessee to maintain the Railcars which are subject thereto in good and workable order.

(cc) No such Replacement Lease provides for the replacement, addition or exchange of any Railcar subject to such Replacement Lease which would result in any reduction, or change the timing of, payments due, or modification of, the Lessee’s obligations under such Replacement Lease.

(dd) No such Replacement Lease is a “consumer lease”, as defined in Article 2A of the UCC.

(ee) The obligation of the Lessee under each such Replacement Lease to make lease payments and other amounts is absolute and unconditional and not dependent on the future appropriation of funds, and no Lessee is entitled to invoke sovereign immunity with respect to any such Replacement Lease and its obligations thereunder.

(ff) The Manager has the right under each such Replacement Lease to exercise appropriate remedies with respect to the related Railcars without obtaining the consent of any third parties.

(gg) No selection criteria were used in connection with the acquisition by the Company of such Replacement Units and/or Replacement Leases that identified the Replacement Units or Replacement Leases as being less desirable or valuable than other comparable railcars, leases or other assets owned by the Company or the Manager.

(hh) Each such Replacement Lease either (i) provides for the return of the related Railcars upon default, or (ii) does not prohibit the Lessor from demanding return of the related Railcars and repossessing said Railcars after default under, or termination of, such Lease.

(ii) For each such Replacement Lease where the Lessee is not a railroad, each such Replacement Lease requires that in the event of a Casualty Loss that the Lessee must take one of the following actions: (a) restore or repair the affected Railcar to good repair, condition and working order, (b) replace the Railcar with a like Railcar of the same or later model in good repair, condition and working order, or (c) pay the Lessor thereunder the “stated value” (as defined in such Lease) of such Railcar. For each such Replacement Lease where the Lessee is a railroad, (i) if damage to a Railcar occurs while on the Lessee’s railroad line, such Replacement Lease requires the Lessee to pay the Lessor the “stated value” (as defined in such Lease), and (ii) if damage to a Railcar occurs while on the lines of another railroad, Interchange Rules apply.

(jj) No Lessee under any such Replacement Lease has made a cash deposit to secure its obligation to make future lease payments.

(kk) Such Replacement Units conform, to the Knowledge of the Manager, to (i) any applicable standards or requirements of any Governmental Authority and (ii) any applicable standards required by each national and international standards organization which regulates railcars in any relevant jurisdiction.

(ll) No set-offs exist under any such Replacement Lease.

(mm) On such date, after giving effect to such Replacement Leases acquired or originated, the Company was in compliance with the Concentration limits.

Section 4.04. Purchase or Substitution Required upon Breach of Certain Representations and Warranties. (a) The representations, warranties and agreements of the Manager set forth in Section 4.03 with respect to each Replacement Unit and Replacement Lease shall survive so long as such Railcar or Lease remains subject to the Lien of the Security Agreement. Upon discovery by the Manager or the Company that any of such representations or warranties was incorrect as of the time made, the party making such discovery shall give prompt notice to the others, to the Lenders and to the Agent. In the event that the failure of any such representation or warranty (other than the representation and warranty set forth in Section 4.03(mm)) to be correct at the time as of which it was made materially and adversely affects the interests of the Agent or the Lenders in any Replacement Unit or Replacement Lease which is the subject of such representation or warranty, the Manager shall eliminate or cure such circumstance or condition within 45 days of having actual knowledge of, or receiving notice of, such breach, or the Manager shall take such steps as are necessary to (a) if a Replacement Lease is the subject of such representation or warranty, Purchase all of the Railcars covered by such Lease (and the related Lease relating solely to such Railcars) at the Purchase Price in accordance with this Section 4.04, (b) if a Replacement Unit is the subject of such representation or warranty, purchase such Replacement Unit at the Purchase Price in accordance with this Section 4.04 or (c) if a Replacement Unit is the subject of such representation or warranty, provide a Replacement Unit meeting all of the requirements of Section 4.03, complying with the Concentration Limits and having a Fair Market Value which, when aggregated with the Fair Market Value of all other Replacement Units then being substituted, shall be no less than the aggregate Fair Market Value of all Railcars then being replaced, so that the representations and warranties with respect to such Replacement Units or Replacement Lease, as applicable, are correct. In the event of any breach of the representation or warranty set forth in Section 4.03(mm), the obligation of the Manager to Purchase or provide Replacement Units shall apply to the extent required to cure such breach. For the avoidance of doubt, this Section 4.04 shall not apply to any Successor Manager.

(b) Any Purchase of a Railcar (and any related Lease) or other payment required of the Manager pursuant to this Section 4.04 shall be made by the Manager by deposit of the Purchase Price required by Section 4.04(c) into the Collection Account, and any substitution of a Railcar made in lieu of any such purchase shall be made, in either case, on or prior to the Payment Date next following the calendar month in which the Manager’s obligation to Purchase such Railcar (and any related Lease) arose.

(c) Any Railcar (and any related Lease) to be Purchased by the Manager under this Section 4.04, shall be Purchased by the Manager at a purchase price (the “Purchase Price”) equal to the Fair Market Value (as of the last Appraisal (as defined in the Loan Agreement) delivered to Agent) of such Railcar on the date on which the obligation to Purchase first arose, plus accrued interest (calculated at the Prime Rate) thereon from such date to the date of the Purchase by the Manager. All Purchases shall be accomplished at the times required in Section 4.04(b).

(d) Upon the substitution of any Replacement Unit, the Manager hereby agrees that such Replacement Unit will be subject to all of the terms and conditions of this Agreement and the other Transaction Documents just as if such Replacement Unit has been one of the original Railcars acquired on the Closing Date.

Article V

Manager Covenants

Section 5.01. Corporate Existence; Status as Manager; Merger. (a) The Initial Manager shall keep in full effect its existence and good standing as a corporation in its state of incorporation and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to enable the Initial Manager to perform its duties under this Agreement, except where the failure to so qualify would not have a Material Adverse Effect on the Initial Manager or its ability to perform its duties hereunder; provided, however, that the Initial Manager may reincorporate in another state, if to do so would be in the best interest of the Initial Manager and would not have a Material Adverse Effect upon the Company, or the Agent and the Initial Manager has complied with the requirements set forth in Section 5.01(b).

(b) The Initial Manager shall not consolidate with or merge into any other Person or convey, transfer or lease substantially all of its assets as an entirety to any Person, unless (i) the entity formed by such consolidation or into which the Initial Manager has merged or the Person which acquires by conveyance, transfer or lease substantially all the assets of the Initial Manager as an entirety, executes and delivers to the Company and the Agent an agreement, in form and substance reasonably satisfactory to the Company and the Required Lenders, which contains an assumption by such successor entity of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Initial Manager under this Agreement, (ii) such Person at the time of the execution of such agreement has at least the same Tangible Net Worth as the Initial Manager at the time of such consolidation, merger or transfer, but in any event a Tangible Net Worth of at least $75,000,000 (iii) after giving effect to such merger or consolidation, no Manager Event of Termination shall have occurred and be continuing, (iv) such Person shall meet the criteria required of and applicable to a Successor Manager set forth in Section 6.01(b) and (v) the Manager shall have received the prior written consent of the Agent and the Required Lenders.

Section 5.02. The Manager Not to Resign; No Assignment. (a) The Manager shall not resign from the duties and obligations hereby imposed on it except (i) upon a determination by its Board of Directors that by reason of a change in applicable legal requirements the continued performance by the Manager of its duties under this Agreement would cause it to be in violation of such legal requirements, said determination to be evidenced by a resolution of its Board of Directors to such effect accompanied by an Opinion of Counsel reasonably satisfactory to the Agent, to such effect, (ii) upon appointment of a Successor Manager by the Company, with the approval of the Agent and the Required Lenders, and (iii) the entering into of amendments to this Agreement to effect such succession in form reasonably acceptable to the Company, the Agent and the Required Lenders.

(b) The Manager may not assign this Agreement or delegate any of its rights, powers, duties or obligations hereunder; provided, however, that the Manager may submanage its duties and obligations hereunder in accordance with Section 2.02(c) and assign this Agreement in connection with a consolidation, merger, conveyance, transfer or lease made in compliance with Section 5.01(b).

(c) Except as provided in Sections 5.02(a) and 6.01, the duties and obligations of the Manager under this Agreement shall continue until this Agreement shall have been terminated as provided in Section 6.01, and shall survive the exercise by the Company, the Agent or the Lenders of any right or remedy under this Agreement, or the enforcement by the Company, the Agent or the Lenders of any provision of the Loan Agreement, the other Loan Documents or this Agreement.

Section 5.03. Car Mark Agreement. The Manager shall abide by the terms of the Car Mark Agreement and shall provide the benefits thereof to the Company.

Section 5.04. Manager Indemnification. The Manager shall indemnify and hold harmless the Company, the Agent, the Lenders, and each of their respective Affiliates and the directors, officers, employees and agents of each thereof (the “Indemnified Parties”), from and against:

(a) any breach of or any inaccuracy in any representation or warranty (other than any representation or warranty contained in Section 4.03 which has been fully remedied in accordance with Section 4.04) made by the Manager in this Agreement or in any certificate delivered pursuant thereto;

(b) any breach of or failure by the Manager to perform any covenant or obligation of the Manager set out or contemplated in this Agreement;

(c) the negligence, recklessness or willful misconduct of the Manager;

(d) any dispute or claim of any third party related to or in connection with the existence of more than one originally executed counterpart of a Lease which constitutes “chattel paper” under Article 9 of the UCC;

(e) any dispute, counterclaim, defense, loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of any act or failure to act on the part of the Manager with respect to its obligations under this Agreement, including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other reasonable costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim;

(f) any failure by the Manager to comply with any applicable Law with respect to any Railcar or Lease;

(g) the commingling by the Manager of Equipment Lease Proceeds at any time with any other funds;

(h) any inability to obtain any judgment in or utilize the court or other adjudication system of, any jurisdiction in which a Equipment Lessee may be located as a result of the failure of the Manager to qualify to do business or file any notice of business activity report or any similar report;

provided, however, that the Manager shall not indemnify the Indemnified Parties if such acts, omissions or alleged acts or omissions constitute fraud, gross negligence, or willful misconduct by such Indemnified Party; and provided, further, that the Manager shall not indemnify the Indemnified Parties for any liability, cost or expense of the Collateral with respect to any federal, state or local income or franchise taxes (or any interest or penalties with respect thereto) required to be paid by the Agent or the Lenders in connection herewith to any taxing authority; and provided, further, that in the event that a Successor Manager shall succeed to the duties of the Manager, the provisions of this Section 5.04 shall not apply to such Successor Manager unless expressly agreed to thereby. The provisions of this Section 5.04 shall survive any expiration or termination of this Agreement. Any indemnification owed to the Indemnified Parties under this Section 5.04 shall be due and payable within 30 days of the applicable Indemnified Party’s demand therefor.

Section 5.05. Expense Reimbursement. The Manager shall not request reimbursement for any expenses incurred on its behalf by an Affiliate of the Manager unless such expenses are no more than the arm’s-length, fair-market-value costs of the services provided by such Affiliate.

Section 5.06. Agreements with respect to the Car Mark Agreement. The Manager hereby agrees (i) to comply with the representations, warranties, covenants and agreements of the “Buyer” under the Car Mark Agreement and (ii) not to consent or agree to any amendment, restatement, supplement or other modification to the Car Mark Agreement without the prior written consent of the Agent.

Article VI

Manager Termination

Section 6.01. Manager Events of Termination. (a) If any of the following acts or occurrences (each, a “Manager Event of Termination”) shall occur and be continuing:

(i) any failure by the Manager to submit a Quarterly Manager Report pursuant to Section 3.01 that continues unremedied for a period of two Business Days or a Monthly Operating Expense Report that continues unremedied for a period of five Business Days, in each case, after the earliest of the date upon which (A) the Agent provides written notification to the Manager of such failure, or (B) the date on which an Responsible Officer obtains actual knowledge of such failure; or

(ii) any representation or warranty made by the Manager in this Agreement (other than any representation or warranty contained in Section 4.03 which has been fully remedied in accordance with Section 4.04), any other Transaction Document to which it is a party or in any certificate delivered by the Manager hereunder proves to have been untrue or incorrect in any material respect when made and such untruth or incorrectness shall continue to be material and unremedied; provided, however, solely if such untruth or incorrectness is capable of being remedied, no such untruth or incorrectness shall constitute cause for termination hereunder for a period of 30 days after the earlier of (A) the date on which an Responsible Officer obtains actual knowledge of such failure or (B) the Manager’s receipt of notice from the Company or the Agent so long as the Manager is diligently proceeding to remedy such untruth or incorrectness and shall in fact remedy such untruth or incorrectness within such period; provided, however, such untrue or incorrect representation or warranty shall be deemed to be remediable or remedied only after all adverse consequences thereof, if any, can be and have been remedied as applicable; or

(iii) any failure on the part of the Manager duly to observe or to perform in any material respect any covenant or agreement of the Manager set forth in this Agreement or any other Transaction Document to which it is a party (including if the Manager is also acting as the Servicer, of its duties as the Servicer), which failure, if such failure is curable, continues unremedied for a period of 30 days after the earlier to occur of (A) the date on which written notice of such failure or breach, requiring the situation giving rise to such failure or breach to be remedied, shall have been given to the Manager by the Agent or the Company; or (B) the date on which an Responsible Officer of the Manager obtains actual knowledge of such failure; or

(iv) the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Manager in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law, or (B) a decree or order adjudging the Manager bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Manager under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Manager or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any of the foregoing unstayed and in effect for a period of 45 consecutive days; or

(v) the commencement by the Manager of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Manager in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Manager or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Manager in furtherance of any such action; or

(vi) any assignment by the Manager to a delegate of its duties or rights hereunder, except as specifically permitted hereunder, or any attempt to make such an assignment; or

(vii) a final nonappealable judgment of a court of competent jurisdiction for more than $1,000,000 shall be entered against the Manager and shall not be stayed, vacated, bonded, paid or discharged within 45 days; or

(viii) the Manager shall cease to be engaged in the railcar management or maintenance business; or

(ix) the failure of the Manager to maintain a ratio of long term debt minus the non-recourse portion of long term debt to Tangible Net Worth of not more that 1.25 to 1; or

(x) the Manager shall fail to pay, when and as the same shall become due and payable (after giving effect to any applicable grace period), any principal or interest, regardless of amount, due in respect of any indebtedness of the Manager in a principal amount in excess of $5,000,000 or any event shall occur with respect to any such indebtedness, the effect of which is to cause, or allow the holder thereof to cause, such indebtedness to become due before its stated maturity; or

(xi) so long as the Initial Manager is the Manager, the occurrence of a Change of Control; or

(xii) so long as the Manager or any Affiliate thereof is acting as Servicer, the occurrence of a Servicer Event of Termination pursuant to Section 6.01 of the Servicing Agreement;

then, and in each and every case, so long as a Manager Event of Termination shall not have been remedied within any applicable period set forth above, the Agent may, and shall at the direction of the Required Lenders, by notice (the “Manager Termination Notice”) then given in writing to the Manager, terminate all, but not less than all, of the rights (other than any rights to receive, subject to the priority of payments set forth in Sections 3.2 and 7.3 of the Security Agreement, as applicable, all amounts owed to the Manager, including but not limited to the Manager Fee and any Operating Expenses in accordance with Section 2.06, accrued up to the effective date specified by the Manager Termination Notice) and obligations of the Manager under this Agreement, which termination shall be effective as of the date of such Manager Termination Notice or such later date as such Manager Termination Notice may specify.

(b) The Manager may not be terminated in whole or in part, unless (i) a successor Manager (the “Successor Manager”) has been appointed by the Agent (acting at the direction of the Required Lenders) and (ii) such Successor Manager has accepted such appointment. Any Successor Manager shall be a located in the United States and be acceptable to the Agent. Any Successor Manager, however appointed, shall execute and deliver to the Agent, the Company and to the predecessor Manager an instrument accepting such appointment, including customary confidentiality provisions in favor of the predecessor Manager and Company, and thereupon such Successor Manager, without further act, shall become vested with all the rights, powers, duties and trusts of the predecessor Manager hereunder with like effect as if originally named the Manager herein.

(c) On and after the time the Manager receives a Manager Termination Notice pursuant to this Section 6.01, all authority and power of the Manager under this Agreement shall pass to the Successor Manager appointed pursuant to Section 6.02, and, without limitation, such Successor Manager is hereby authorized and empowered to execute and deliver, as Manager and on behalf of the Company, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such Manager Termination Notice.

(d) The terminated Manager shall cooperate with the Agent and the Successor Manager in effecting the termination of the responsibilities and rights of the terminated Manager hereunder and the transition of the management to the Successor Manager, including, without limitation, (i) by transferring, at its own expense, its electronic records relating to the Railcars to the Successor Manager in such electronic form as the Successor Manager may reasonably request, (ii) by transferring the current Lease and Railcar Schedule and all other records, correspondence and documents relating to the Leases or Railcars that it may possess to the Successor Manager in the manner and at such times as the Successor Manager shall reasonably request and (iii) by responding to all reasonable requests of the Successor Manager.

Section 6.02. Appointment of Successor Manager. (a) Subject to Section 6.01, on and after the time the Manager receives a Manager Termination Notice pursuant to Section 6.01 hereof and a Successor Manager shall be appointed by the Agent acting at the direction of the Required Lenders), such Successor Manager shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Manager by the terms and provisions hereof; provided, however, that any Successor Manager shall not (i) be liable for any acts or omissions of the outgoing Manager or for any breach by the outgoing Manager of any of its representations and warranties contained herein or in any related document or agreement, (ii) be responsible to perform any duties under Section 2.03(u) in respect of the United States Assignment of Claims Act, Section 2.03(v). Subject to the consent of the Required Lenders, the Successor Manager may subcontract with another firm to act as submanager so long as the Successor Manager remains fully responsible and accountable for performance of all obligations of the Manager.

(b) The Manager, the Agent and such Successor Manager shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. The Successor Manager and the Agent shall be reimbursed for their respective expenses, if any, incurred in connection with the assumption of responsibilities of the Successor Manager as provided for in Sections 3.2 and 7.3 of the Security Agreement.

(c) If the Manager is also acting as Servicer under the Servicing Agreement, upon any resignation of the Servicer, the Manager will also be required to resign as Manager. The Manager and Servicer shall at all times be the same Person.

Section 6.03. Effects of Termination of Manager. (a) After the delivery of a Manager Termination Notice and appointment of a Successor Manager, the former Manager shall have no further obligations with respect to the management of the Railcars or the performance of maintenance, insurance, remarketing or any other services with regard to the Railcars, and the Successor Manager shall have all of such obligations except as otherwise set forth herein. The former Manager’s indemnification obligations pursuant to Section 5.04 will survive the termination of the Manager hereunder but will not extend to any acts or omissions of a Successor Manager.

(b) A Manager Event of Termination shall not affect the rights and duties of the parties hereunder (including, but not limited to, the obligations and indemnities of the Manager pursuant to Section 5.04) other than those relating to the management, insuring and remarketing of the Railcars.

(c) The predecessor Manager shall defend, indemnify and hold the Successor Manager and any officers, directors, employees or agents of the Successor Manager harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, fees, and expenses that the Successor Manager may sustain in connection with the claims asserted at any time by third parties against the Successor Manager which result from (i) any willful or negligent act taken or omission by the predecessor Manager or (ii) a breach by the predecessor Manager of an express obligation of the Manager hereunder. The indemnification provided by this Section 6.03(c) shall survive the termination of this Agreement.

(d) The Successor Manager will not be responsible for delays attributable to the predecessor Manager’s failure to deliver information, defects in the information supplied by the terminated Manager or other circumstances beyond the control of the Successor Manager.

The Successor Manager shall have no responsibility and shall not be in default hereunder nor incur any liability for any failure, error, malfunction or any delay in carrying out any of its duties under this Agreement if any such failure or delay results from the Successor Manager acting reasonably and in accordance with information prepared or supplied by a Person other than the Successor Manager or the failure of any such Person to prepare or provide such information. The Successor Manager shall have no responsibility, shall not be in default and shall incur no liability (i) for any act or failure to act by any third party, including the terminated Manager, or for any inaccuracy or omission in a notice or communication received by the Successor Manager from any third party or (ii) which is due to or results from the invalidity or unenforceability of any Lease under applicable law or the breach or the inaccuracy of any representation or warranty made by the terminated Manager. The Successor Manager shall not be liable for any acts or omissions of the Manager occurring prior to such Manager transfer or for any breach by the Manager of any of its representations and warranties contained herein or in any related document or agreement.

Notwithstanding anything contained in this Agreement to the contrary, the Successor Manager is authorized to accept and rely on all of the accounting, records (including computer records) and work of the terminated Manager relating to the Leases and the Railcars (collectively, the ÒPredecessor Manager Work ProductÓ) without any audit or other examination thereof, and the Successor Manager shall have no duty, responsibility, obligation or liability for the acts and omissions of the prior Manager. If any error, inaccuracy, omission or incorrect or non-standard practice or procedure (collectively, ÒErrorsÓ) exist in any Predecessor Manager Work Product and such Errors make it materially more difficult to service or should cause or materially contribute to the Successor Manager making or continuing any Errors (collectively, ÒContinued ErrorsÓ), the Successor Manager shall have no duty, responsibility, obligation or liability for such Continued Errors; provided, however, that the Successor Manager agrees to use its best efforts, consistent with the Manager Standard, to prevent further Continued Errors. In the event that the Successor Manager becomes aware of Errors or Continued Errors, the Successor Manager shall, with the prior consent of the Agent, use its best efforts, consistent with the Manager Standard, to reconstruct and reconcile such data as is commercially reasonable to correct such Errors and Continued Errors and to prevent future Continued Errors. The Successor Manager shall be entitled to recover its costs thereby expended in accordance with the Section 3.2 and 7.3, as applicable, of the Security Agreement.

Section 6.04. Rights Cumulative. All rights and remedies from time to time enforced upon or reserved to the Company, the Agent or the Lenders or to any or all of the foregoing are cumulative, and none is intended to be exclusive of another. No delay or omission in insisting upon the strict observance or performance of any provision of this Agreement, or in exercising any right or remedy, shall be construed as a waiver or relinquishment of such provision, nor shall it impair such right or remedy. Every right and remedy of the Company, the Agent or the Lenders may be exercised from time to time and as often as deemed expedient.

Article VII

Miscellaneous Provisions

Section 7.01. Termination of Agreement. (a) Except where otherwise expressly noted herein, the respective duties and obligations of the Manager, the Company, and the Agent created by this Agreement shall terminate upon the termination of the Loan Agreement and the Security Agreement in accordance with their terms.

(b) This Agreement shall not be automatically terminated as a result of an Event of Default under the Loan Agreement or any action taken by the Agent or the Lenders thereafter with respect thereto, and any liquidation or preservation of any property held as contemplated in the Loan Agreement or the other Loan Documents by the Agent and the Lenders thereafter shall be subject to the rights of the Manager to manage the Railcars as provided hereunder. In the event of any sale of Collateral to a third party following an Event of Default, however, this Agreement shall not be deemed assigned to such third party.

Section 7.02. Amendments. This Agreement may be amended from time to time by the parties hereto with the prior written consent of the Agent and the Required Lenders for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Agent or the Lenders hereunder.

Section 7.03. Governing Law. THIS AGREEMENT, INCLUDING THE VALIDITY HEREOF, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW JERSEY.

Section 7.04. Notices. All demands, notices and communications hereunder shall be in writing and shall be delivered or mailed by registered or certified United States mail, postage prepaid, or by telephonic facsimile transmission and overnight delivery service, postage prepaid, and addressed, in each case as follows: (a) if to the Company, at 480 W. Dussel Drive, Suite S, Maumee, Ohio 43537, Attention: Betsy Hall, Esq. (facsimile: (419) 491-6695) (b) if to the Manager, at The Andersons Inc., 480 W. Dussel Drive, Maumee, Ohio 43537, Attention: Betsy Hall, Esq. (facsimile: (419) 491-6695); (c) if to the Agent or the Lenders, at their address for notices specified in the Loan Agreement. Any of the Persons in subclauses (a) through (c) above may change the address for notices hereunder by giving notice of such change to other Persons. All notices and demands shall be deemed to have been given either at the time of the delivery thereof to any officer of the Person entitled to receive such notices and demands at the address of such Person for notices hereunder.

Section 7.05. Severability of Provisions. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected.

Section 7.06. Inspection and Examination Rights. The Manager agrees that, on reasonable prior notice, it will permit any representative of the Agent or the Company, during the Manager’s normal business hours, to examine all the books of account, records, reports and other papers of the Manager relating to the Railcars and the Leases, to make copies and extracts therefrom, to cause such books to be examined by independent certified public accountants selected by the Agent, or the Company, as the case may be, and to discuss its affairs, finances and accounts relating to the Railcars and the Leases with its officers, employees and independent public accountants (and by this provision the Manager hereby authorizes said accountants to discuss with such representatives such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any expense incident to the exercise by Agent or the Company of any right under this Section 7.06 shall be borne by the Initial Manager, except that only the first examination in any year by the Agent will be at the Initial Manager’s expense (unless there has occurred and is continuing a Manager Event of Termination, a Servicer Event of Termination (if the Manager is also the Servicer) (or any event which, with the giving of notice or passage of time, would constitute any such event), in each of which cases each such examination shall be at the expense of the Manager), or, if a Successor Manager other than an Affiliate of the Initial Manager is then acting as Manager, such expense shall be borne by the party exercising such right of inspection; provided, however, that in no event shall the Agent, or the Company be entitled to any expenses hereunder for which it has been previously reimbursed pursuant to Section 7.06 of the Servicing Agreement.

Section 7.07. Binding Effect. All provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

Section 7.08. Article Headings. The article headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 7.09. Legal Holidays. In the case where the date on which any action required to be taken, document required to be delivered or payment required to be made is not a Business Day, such action, delivery or payment need not be made on such date, but may be made on the next succeeding Business Day.

Section 7.10. Assignment for Security. The Manager understands that the Company will assign to, and grant to the Agent and the Lenders under the Security Agreement a security interest in, all of its right, title and interest to this Agreement. The Manager consents to such assignment and grant and further agrees that all representations, warranties, covenants, and agreements of the Manager made herein shall also be for the benefit of and inure to the Agent and the Lenders.

Section 7.11. No Bankruptcy Petition. The Manager hereby covenants and agrees for the benefit of the Agent and the Lenders, prior to the date which is one year and one day after the payment in full of all obligations of the Company, it will not institute against the Company, or join any other Person in instituting against the Company, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under the laws of the United States, any state of the United States or any foreign jurisdiction. This Section 7.11 shall survive the termination of this Agreement.

Section 7.13. Third-Party Beneficiaries. The Agent, the Lenders and their successors and assigns shall be third-party beneficiaries to the provisions of this Agreement, and shall be entitled to rely upon and directly enforce such provisions of this Agreement. Nothing in this Agreement, express or implied, shall give to any Person, other than the Agent, the parties hereto and their successors hereunder and permitted assigns, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Section 7.14. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof. All prior agreements, understandings, representations, warranties and negotiations, if any, are merged into this Agreement, and this Agreement is the entire agreement between the parties hereto relating to the subject matter hereto.

Section 7.15. Survival of Representations and Warranties. All representations and warranties made herein or in connection herewith shall survive the execution and delivery of this Agreement.

Section 7.16. Survival of Indemnities. All the indemnity and expense provisions set forth in this Agreement shall survive the execution and delivery of this Agreement.

In Witness Whereof, the Company and the Manager have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date and year first above written.

THE ANDERSONS RAIL OPERATING I LLC

By: /s/ Richard R. George
Name: Richard R. George
Title: manager

THE ANDERSONS, INC.

By: /s/ Gary Smith

Name: Gary Smith

Title: Vice President, Finance & Treasurer

Schedule I

Manager Employee Benefits

The Andersons, Inc. Defined Benefit Pension Plan
The Andersons, Inc. Retirement Savings Investment Plan
The Andersons, Inc. Employee Share Purchase Plan
The Andersons, Inc. Deferred Compensation Plan
The Andersons, Inc. Supplemental Retirement Plan

Exhibit A

Form of Quarterly Manager Report